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                                                                     Exhibit 3.9


                            ARTICLES OF INCORPORATION
                                       OF

                               CCIR OF TEXAS CORP.

         The undersigned natural person of the age of eighteen (18) years or more, acting as an incorporator of a corporation under the Texas Business Corporation Act, hereby adopts the following Articles of Incorporation for such corporation:

                                 ARTICLE I. NAME

         The name of the corporation is CCIR OF TEXAS CORP.

                              ARTICLE II. DURATION

         The period of its duration is perpetual.

                              ARTICLE III. PURPOSE

         The purpose of purposes for which the corporation is organized are to transact any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

                               ARTICLE IV. SHARES

         The aggregate number of shares which the corporation has authority to issue is 1,000 shares of no par value per share. Such shares are designated as common stock and shall have identical rights and privileges in every respect.

                     ARTICLE V. DENIAL OF PREEMPTIVE RIGHTS

         Shareholders of the corporation shall have no preemptive right to acquire additional, unissued or treasury shares of the corporation or securities of the corporation convertible into or carrying a right to subscribe to or acquire shares of the corporation.

                        ARTICLE VI. NONCUMULATIVE VOTING

         Directors shall be elected by majority vote. No holder of any class of shares of the corporation shall have the right to cumulate his votes in the election of directors.

                      ARTICLE VII. COMMENCEMENT OF BUSINESS

         The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00), consisting of money, labor done, or property actually received.
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                    ARTICLE VIII. REGISTERED OFFICE AND AGENT

         The street address of the initial registered office of the corporation in the State of Texas is c/o Corporation Service Company, d/b/a CSC-Lawyers Incorporating Service Company, 400 North St. Paul, Dallas, Texas 75201, and the name of its initial registered agent at such address is Corporation Service Company, d/b/a CSC-Lawyers Incorporating Service Company, 400 North St. Paul, Dallas, Texas 75201.

                            ARTICLE IX. INCORPORATOR

         The name and address of the incorporator is :

                               Joseph G. Andersen
                               3502 E. Roeser Road
                                Phoenix, AZ 85040

                          ARTICLE X. INITIAL DIRECTORS

         The number of directors constituting the initial Board of Directors is one (1) and the name and address of the person who is to serve as director until the first annual meeting of the shareholders, or until his successor or successors are elected and qualified is:

                              Angelo A. DeCaro, Jr.
                               3502 E. Roeser Road
                                Phoenix, AZ 85040

         The number of directors may hereafter be increased or decreased as provided in the bylaws of the corporation.

                       ARTICLE XI. LIABILITY OF DIRECTORS

         The corporation shall indemnify any person who (i) is or was a director, officer, employee, or agent of the corporation, or (ii) while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent that a corporation may or is required to grant indemnification to a director under the Texas Business Corporation Act as now written or as hereafter amended. The corporation may indemnify any person to such further extent as permitted by law.
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                          ARTICLE XII. INDEMNIFICATION

         A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as director, except that this Article does not eliminate or limit the liability of a director for:

         (a) a breach of a director's loyalty to the corporation or its shareholders;

         (b) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

         (c) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office;

         (d) an act or omission for which the liability of a director is expressly provided for by statute; or

         (e) an act related to an unlawful stock repurchase or payment of a dividend.

         ARTICLE XIII.  ACTIONS BY SHAREHOLDERS WITHOUT A MEETING

                  Any action required by the Texas Business Corporation Act to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

         IN WITNESS WHEREOF, I have hereunto set my hand this 26th day of March, 1997.

                                               /s/ Joseph G. Andersen
                                               ---------------------------------
                                               Joseph G. Andersen
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                    STATEMENT OF CHANGE OF REGISTERED OFFICE
                                       BY
                                REGISTERED AGENT

To the Secretary of State
State of Texas

Pursuant to the provisions of Article 2.10.1 of the Texas Business Corporation Act, the undersigned registered agent, for the corporation named below submits the following statement for the purpose of changing the registered office address for such corporation in the State of Texas:

Charter No.  See attached list

1. The name of the corporation (hereinafter called the "Corporation") represented by the said registered agent is:

         See attached list

2. The address at which the said registered agent has maintained the registered office for the corporation is

                           400 N. St. Paul
                           Dallas, Texas 75201

3. The new address at which the said registered agent will hereafter maintain the registered office for the corporation is

                           800 Brazos
                           Austin, Texas 78701

4. Notice of this change of address has been given in writing to the above corporation at least 10 days prior to the date of filing of this Statement.


Dated:  July 11, 1997
                                 Corporation Service Company
                                 d/b/a CSC-Lawyers Incorporating Service Company



                                 /s/ John H. Pelletier
                                 John H. Pelletier, Assistant Vice President